Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated June 28, 2010 (the “Effective Date”), is entered into by and between AVATECH SOLUTIONS, INC., a Delaware corporation (the “Company”), and George Davis (“Executive”).

WHEREAS, Executive currently serves as the Chief Executive Officer of the Company.

WHEREAS, the Company and Executive desire to evidence the terms and conditions of Executive’s continued service as Chief Executive Officer by a written agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1. Employment. Subject to the terms and conditions set forth herein, Executive shall serve as Chief Executive Officer of the Company.

2. Term. The term of Executive’s employment under this Agreement (the “Term”) will commence on the Effective Date and will continue through June 30, 2011, subject to earlier termination as set forth herein. This Agreement shall be renewable on July 1, 2011 by mutual agreement of the parties and continue through the fiscal year ending June 30, 2012.

3. Duties. Executive will report to, and Executive’s specific responsibilities and authority will be established by, the Board of Directors or, acting on its behalf, the Executive Committee, of the Company. Executive will diligently and conscientiously devote all of his business time and attention and best efforts in discharging his duties to the Company.

4. Compensation and Benefits.

4.1. Base Compensation. During the Term, the Company will pay Executive a base salary (the “Base Salary”) at an annual rate of $250,000, which shall be paid in accordance with the Company’s normal payroll practices for its salaried executive employees from time to time in effect.

4.2. Incentive Compensation.

4.2.1. Confirmation of Prior Option Grants. On December 1, 2006, in connection with joining the Company, the Company granted Executive an option to purchase 100,000 shares of common stock of the Company (the “Common Stock”) pursuant to the Company’s standard Form of Option, which option vests as set forth in Exhibit A hereto (the “2006 Option”). Pursuant to an Amended and Restated Employment Agreement dated as of September 12, 2007, the Company granted Executive an option to purchase up to 200,000 shares of the Common Stock, which option is subject to the terms and conditions set forth in Exhibit B hereto (the “2007 Option”). The Company hereby ratifies and confirms the grants of the 2006 Option and the 2007 Option and the terms and conditions thereof, including, without limitation, Exhibit A and Exhibit B hereto.

4.2.2. Additional Incentive Compensation. Executive shall be entitled to receive such additional incentive compensation and to participate in such additional incentive compensation programs as the Board of Directors and/or its Compensation Committee may from time to time grant or establish.

4.3. Benefit Plans and Fringe Benefits.

4.3.1. Employee Benefit Plan Participation. During the Term, Executive will be entitled to participate in any and all employee benefit programs (including but not limited to medical, vision, prescription drug, dental, disability, employee and group life, accidental death and travel accident, and section 401(k) plans and programs) offered by the Company to its executives or to its employees generally to the extent the provisions, rules, and regulations of such plans make Executive eligible for participation therein, and Executive may receive such other benefits as the Company may determine from time to time.

4.3.2. Perquisites. Executive will be entitled to perquisites comparable to those that the Company makes available from time to time to its senior executive employees.

4.3.3. Reimbursement of Expenses. The Company will reimburse Executive for business travel, lodging, meals, and other reasonable business expenses incurred by him in the performance of services hereunder subject to submission of documentation in accordance with the Company’s business expense reimbursement policies from time to time applicable to its senior executives.

4.3.4. Stock Purchase Plan. Executive shall be entitled to participate in the Company’s Employee Stock Purchase Plan to the extent the terms of such plan make him eligible therefor.

5. Termination.

5.1. Right to Terminate. The Company may, at its election and upon written notice to the Executive, terminate the Executive’s employment under this Agreement prior to the expiration of the Term for any reason or no reason, with or without Cause (as defined below). Similarly, Executive may, at his election and upon written notice to the Company, voluntarily terminate his employment with the Company prior to the expiration of the Term at any time.

5.2. Payment of Accrued Base Salary and Benefits; Options. Upon the termination of Executive’s employment, whether pursuant to this Section 5 or upon the expiration of the Term, (a) the Company shall pay to Executive all unpaid Base Salary and benefits, as described herein, that have accrued through the date of such termination, and (b) all unexercised stock options, or portions thereof, held by Executive as of the date of termination shall vest or terminate and be exercisable in accordance with their terms.

5.3. Payments Upon Termination Without Cause. In addition to the payments and benefits to be made or provided pursuant to Section 5.2 but notwithstanding paragraph (b) thereof, if the Company terminates Executive’s employment without Cause (as defined below), then (a) the Company shall continue to make salary payments to Executive at his then current Base Salary level for a period of six months from the date of termination, (b) Executive shall be entitled to the post-termination medical benefits as provided in Section 5.5, and (c) all unexercised stock options, or portions thereof, held by Executive as of the date of termination shall vest in full, regardless of their original vesting schedules, and shall be exercisable for a period of one year from the date of termination.

5.4. Payments Upon Termination by Executive for Good Reason. In addition to the payments and benefits to be made or provided pursuant to Section 5.2 but notwithstanding paragraph (b) thereof, if Executive terminates his employment with the Company for Good Reason (as defined in Section 5.8.2), then (a) the Company shall continue to make salary payments to Executive at his then current Base Salary level for a period of six months from the date of termination, (b) Executive shall be entitled to the post-termination medical benefits as provided in Section 5.5, and (c) all unexercised stock options, or portions thereof, held by Executive as of the date of termination shall vest in full, regardless of their original vesting schedules, and shall be exercisable for a period of one year from the date of termination.

5.5. Post-Termination Medical Benefits.

5.5.1. Continued Benefits. Subject to Section 5.5.2, if Executive’s employment is terminated pursuant to Section 5.3 or Section 5.4, then:

5.5.1.1. for each month following the date of termination that Executive remains eligible for continuation coverage under the federal Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company will waive, for up to 24 months, any payments that it would otherwise charge to Executive for COBRA family coverage; and

5.5.1.2. after Executive is no longer eligible for COBRA coverage, until the earlier of (a) 24 months following the date of termination or (b) 18 months following the date on which Executive becomes ineligible for COBRA coverage, the Company will reimburse Executive for premiums that he pays to purchase a policy of family health insurance; provided that in no event shall any monthly reimbursement payment exceed 100% of the COBRA rate that the Company would charge for that month under its then existing health insurance plan for the type of coverage purchased by Executive.

5.5.2. Termination of Company’s Obligation. The Company obligation to provide continued medical benefits under Section 5.5.1 shall terminate at the time Executive becomes employed by or an independent contractor to a party unrelated to the Company or its successor which makes health insurance available to Executive (with or without charge).

5.5.3. Payment of Taxes. The Company shall have no obligation to pay, or reimburse Executive for the payment of, any income or other tax liability owed by Executive in connection with any payments made by the Company pursuant to this Section 5.5.

5.6. Method of Payments; Full Compensation. All payments of Base Salary pursuant to this Section 5 shall be paid in accordance with the Company’s normal payroll practices for its salaried executive employees from time to time in effect. The Base Salary and benefits to be paid pursuant to this Section 5 shall be considered full compensation in payment of all claims under this Agreement, and Executive shall not be entitled to any other compensation or benefits.

5.7. Compliance with Section 409A of the Code. If a payment obligation under this Agreement arises on account of the Executive’s separation from service while the Executive is a “specified employee” (as defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and determined in good faith by the Company), any payment of “deferred compensation” (as defined in Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall accrue with interest and be paid together with the accrued interest within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of the Executive’s estate following his death. For purposes of the preceding sentence, interest shall accrue at the prime rate of interest published in the northeast edition of The Wall Street Journal on the date of the Executive’s separation from service.

5.8. Additional Terms and Definitions.

5.8.1. Cause. For purposes of this Agreement, the term “Cause” shall mean (a) Executive’s misappropriation of corporate funds or assets; (b) Executive’s commission of a felony; (c) Executive’s commission of any crime or offense involving theft, dishonesty, or moral turpitude; (d) Executive’s failure to devote substantially his full business time and attention to the Company as provided in Section 3 hereof; (e) Executive’s willful violation of directions of the Board of Directors of the Company which are consistent with Executive’s duties as Chief Executive Officer, or any fraud, dishonesty or other willful misconduct by Executive in the performance of services on behalf of the Company; (f) material misrepresentation made by Executive to the Company; (g) verifiable evidence that Executive has engaged in sexual harassment of a nature that could give rise to liability on the part of the Company; and/or (h) the commission by Executive of a material breach of the terms of this Agreement.

5.8.2. Good Reason. For purposes of this Agreement, the term “Good Reason” shall mean the occurrence or existence of one or more of the following conditions, without the consent of Executive: (a) a material diminution in Executive’s Base Salary, except any diminution made pursuant to a broad-based, employee-wide salary reduction program adopted by the Board of Directors shall not be deemed “material”; (b) a material diminution in Executive’s authority, duties, or responsibilities with the Company; (c) a material change in the geographic location at which Executive must perform his services hereunder by more than 50 miles; (d) any other action or inaction that constitutes a material breach by the Company of this Agreement; provided, however, that there shall not be Good Reason unless the Executive has first given written notice to the Company specifying in reasonable detail the circumstances which Executive believes gives rise to Good Reason within 90 days of the initial existence of the Good Reason and the Company shall have failed to remedy such Good Reason within 30 days of its receipt of such notice (the “Remediation Period”). The Company shall notify Executive within 10 days of receipt of the notice whether it agrees or disagrees with Executive’s determination that the event specified in the notice constitutes Good Reason and whether it will exercise, or waive, its right to remedy the condition within the Remediation Period. If the Company waives its right to remedy the condition, or if the Company attempts to remedy the condition but Executive notifies the Company in writing within seven days of the close of the Remediation Period (including any extension of the Remediation Period that the parties may agree to in writing) that the remediation is not satisfactory, then Executive may terminate his employment for Good Reason on the date specified in the notice (or such later date as the Executive and the Company may mutually agree in writing) so long as Good Reason, as defined herein, continues to exist; provided, however, that Executive’s termination of employment shall in no event take place later than two years following the initial existence of the circumstances giving rise to Good Reason.

5.8.3. Termination. Termination of employment or words of similar import, as used in this Agreement, means, for purposes of any payments under this Agreement that are payments of deferred compensation subject to 409A of the Code, the Executive’s “separation from service” as defined in Section 409A of the Code.

6. Withholding of Taxes. All compensation and benefits payable to Executive pursuant to this Agreement shall be subject to all applicable tax withholding requirements.

7. Certain Restrictions.

7.1. Confidentiality. Executive acknowledges that he will acquire confidential information relating to the Company, its subsidiaries and affiliates, including but not limited to business plans, sales and marketing plans, financial information, acquisition prospects, and “customer” and “supplier” lists (as such terms may relate to the business or the systems and other trade secrets or know-how of the Company, its subsidiaries and affiliates) as they may exist from time to time (collectively, “Confidential Information”), which are valuable, special, and unique assets of the Company’s business, access to or knowledge of which is essential to the performance of Executive’s duties hereunder. Accordingly, Executive will not disclose at any time (during his employment under this Agreement or thereafter) any such Confidential Information other than in connection with and reasonably required for the performance of his duties under this Agreement, unless required to do so pursuant to law, subpoena, court order, or other legal process. These restrictions will not apply to, and Confidential Information will not be deemed to include, information that is then in the public domain (other than as a result of action by the Executive).

7.2. Competitive Activity. Due to the unique position of Executive in his role with the Company, Executive agrees that if his employment with the Company ceases for any reason, Executive will not, during the Term and for a period of one year after the effective date of his termination of employment, without prior written consent of the Company:

7.2.1. Directly or indirectly, engage or be interested in (as owner, partner, shareholder, employee, director, officer, agent, consultant or otherwise), with or without compensation, any business entity or operation that engages in the business of selling computer-aided design software or providing professional, consulting, technical or training services related to computer-aided design software within fifty (50) miles of any location where the Company or any of its affiliates sells such software or provides such services, except that Executive may own up to a five percent (5%) interest in the publicly-traded securities of a publicly traded corporation. As used herein, “affiliate” means any corporation, firm or business entity controlled, directly or indirectly, by the Company or by the same persons, corporations, firms or business entities which control the Company;

7.2.2. Employ or retain or participate in or arrange the employment or retention of any person who was employed or retained by the Company, any successor to the Company’s business, or any of their affiliates or subsidiaries during the period of Executive’s employment; or

7.2.3. Directly or indirectly solicit any customers or clients of the Company, its affiliates, or subsidiaries.

7.3. Remedy for Breach and Modification. Executive acknowledges that the provisions of this Section 7 are reasonable and necessary for the protection of the Company and that the Company will be irrevocably damaged if these provisions are not specifically enforced. Accordingly, Executive agrees that, in addition to any other relief or remedies available to the Company, including reasonable attorneys’ fees and costs, the Company is entitled to seek and obtain an appropriate injunction or other equitable remedy for the purposes of restraining the Executive from any actual or threatened breach of or otherwise enforcing these provisions and no bond or security will be required in connection with such equitable remedy. If any provision of this Section 7 is deemed invalid or unenforceable in any jurisdiction, such provision will be deemed modified and limited in such jurisdiction to the extent necessary to make it valid and enforceable in such jurisdiction.

8. Arbitration of Certain Disputes. Any dispute or controversy arising under or in connection with this Agreement, other than with respect to an alleged breach of any of any of the provisions of Section 7, shall be resolved by binding arbitration held in Baltimore City or Baltimore County, Maryland before a single arbitrator. Such arbitration will be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect and otherwise in accordance with principles that would be applied by a court of law or equity. The arbitrator shall make written findings of fact and law to support his decision, which will be final and binding upon all parties. Judgment on any award may be entered and enforced in any court having jurisdiction.

9. Miscellaneous.

9.1. Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written and oral, between the parties with respect to its subject matter, is intended as a complete and exclusive statement of the terms of the agreement between the parties with respect thereto, and may be amended only by a writing signed by both parties hereto.

9.2. Nonwaiver. The failure of either party to insist upon strict adherence to any term of this Agreement on any occasion will not operate as a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in a writing signed by the party to be charged therewith.

9.3. Assignment. The Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their successors and assigns and their representatives. This Agreement may not be assigned by either party without the consent of the other party, except that the Company may assign all of its rights and delegate performance of all of its obligations hereunder in connection with a Change in Control.

9.4. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be an original, but all of which together will constitute the same instrument.

9.5. Headings. The headings in this Agreement are for convenience of reference only and should not be given any effect in the interpretation of this Agreement.

9.6. Governing Law. This Agreement is governed by the laws of the State of Maryland, without regard to any provision that would result in the application of the laws of any other state or jurisdiction.

9.7. Interpretation. This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Code and any regulations and Treasury guidance promulgated thereunder. If the Company determines in good faith that any provision of this Agreement would cause the Executive to incur an additional tax, penalty, or interest under Section 409A of the Code, then the Company and the Executive shall use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code or causing the imposition of such additional tax, penalty, or interest under Section 409A of the Code.

9.8. Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement.

9.9. Company Policies, Plans and Programs. Except as expressly provided otherwise in this Agreement, whenever any rights under this Agreement depend on the terms of a policy, plan, or program established or maintained by the Company, any determination of such rights will be made on the basis of the policy, plan, or program in effect at the time as of which such determination is made. No reference in this Agreement to any policy, plan, or program established or maintained by the Company precludes the Company from prospectively or retroactively changing or amending or terminating that policy, plan, or program or adopting a new policy, plan, or program in lieu of the then existing policy, plan, or program.

9.10. Board Action. Any action that may be taken hereunder by the Board of Directors of the Company with respect to the compensation and benefits of Executive may be taken by an authorized committee of the Board.

9.11. Survival of Terms. The provisions of Sections 4.3.3, 5.2 through 5.6, inclusive, and 6 through 9, inclusive, of this Agreement shall survive the termination of Executive’s employment hereunder.

IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first above written.

AVATECH SOLUTIONS, INC.

By: /s/ Lawrence Rychlak (SEAL)
Name: Lawrence Rychlak
Title: President and Chief Financial Officer

EXECUTIVE

/s/ George Davis	(SEAL)

George Davis

EXHIBIT A

Options Vesting and Accelerated Vesting Schedule – 2006 Option

December 1, 2006 Option

Number of Shares	Subject to Option:	100,000
Vesting	25,000 shares vest immediately (December 1, 2006) 25,000 shares vest on December 1, 2007 50,000 shares vest at the rate of 1/36 per month beginning January 1, 2008 (the “Performance Options”)
Accelerated	Performance	Options:
37,500 shares (or a pro rata portion thereof) shall vest immediately based on the incentive compensation targets for senior executives of the Company adopted by the Company’s Compensation Committee on September 29, 2006 (as the same may be subsequently adjusted or revised by such Committee), except that (i) the percentages therein stated shall be percentages of 37,500 option shares, instead of percentages of targeted incentive compensation, and (ii) percentages related to service revenue attainments shall be ignored for purposed of this acceleration in vesting.

12,500 shares shall immediately vest at such time as the Company achieves $5,000,000 in additional “non-organic” revenue growth (representing revenue growth attributable to revenue sources other than the resale of Autodesk software).

EXHIBIT B

Terms and Conditions of 2007 Option

September 12, 2007 Option

A ten-year option to purchase up to 200,000 shares of common stock of the Company was granted to Executive on September 12, 2007. The exercise price of such option is $     , which was the closing sales price of a share of common stock on the day prior to the grant date. The option shall vest ten years from the date of issuance, subject to acceleration of vesting based upon attaining the performance targets set forth below. Upon termination of Executive’s employment with the Company, such option shall be terminated to the extent not then vested.

Up to 100,000 shares of common stock shall vest as follows:

Net Income (as defined below)	Total number of shares vested

Less than $2,000,000 $2,000,000 to $2,499,999 $2,500,000 to $2,999,999 $3,000,000 to $3,499,999 $3,500,000 to $3,750,000	0 20,000 25,000 50,000 100,000

An additional 10,000 shares of common stock shall vest for each additional $250,000 in Net Income, up to a maximum of 50,000 additional shares.

25,000 shares shall vest if service revenue for the fiscal year ended June 30, 2008 exceeds $15,480,000 and an additional 25,000 shares shall vest at the discretion of the compensation committee based upon the accomplishment of strategic goals as determined from time to time by the compensation committee.

Notwithstanding the foregoing, no shares shall vest if Net Income does not equal or exceed $2,000,000.

For purposes hereof, “Net Income” shall mean the net income of the Company for the fiscal year ended June 30, 2008, calculated in accordance with generally accepted accounting principles consistently applied. Calculation of Net Income and service revenue shall be made within 105 days of the end of the fiscal year, and shall be based upon audited financial statements prepared by the Company. Any vesting based upon Net Income or service revenue shall occur on the date of the audit report with respect to such financial statements.